EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Fourth Quarter and Year End 2011 Financial Results

THE WOODLANDS, Texas, March 27, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the quarter and year ended December 31, 2011.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $4.6 million as of December 31, 2011 as compared to $3.0 million as of December 31, 2010. Net cash of approximately $9.8 million was used in operating activities during the year ended December 31, 2011 as compared to $5.0 million for the year ended December 31, 2010. The major use of cash during 2011 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during 2011 was approximately $335,000 primarily for capitalized patent and patent application costs for Androxal®. Cash provided by financing activities during 2011 was approximately $11.7 million primarily due to the public offering completed on February 8, 2011.

On February 1, 2012, we completed a registered direct offering to certain institutional investors, including certain existing shareholders, of 2,463,537 shares of our common stock at a price per share of $4.50. Net proceeds to us, after deducting placement agent's fees and offering expenses, were approximately $10.3 million.

As of February 29, 2012, we had cash and cash equivalents of approximately $12.7 million and 14,821,921 shares of common stock outstanding.  Based on our current and planned clinical trials, we expect to need to raise additional capital no later than the second quarter of 2013.

Financial Results

Net loss for the three month period ended December 31, 2011, was ($2.7) million or ($0.22) per share as compared to a net loss of ($1.2) million or ($0.13) per share for the same period in 2010. The net loss for the twelve month period ended December 31, 2011, was ($12.5) million or ($1.04) per share as compared to a net loss of ($4.8) million or ($0.59) per share for the same period in 2010. The increase in loss for both the three and twelve month periods ended December 31, 2011 as compared to the same periods in 2010 was primarily due to increased expenses in clinical development related to Androxal®, non-cash stock based compensation and payroll and benefits.

Research and development ("R&D") expenses increased 199% or approximately $5.8 million to $8.7 million for the year ended December 31, 2011 as compared to $2.9 million for the same period in the prior year. The increase in R&D expenses for the year ended 2011 as compared to 2010 is primarily due to an increase of $4.7 million in clinical development expenses related to Androxal®, which included a Phase 2B study for men with secondary hypogonadism and the Phase 2 study as a potential treatment for improving glycemic control in hypogonadal men with Type 2 diabetes. Clinical development expenses for Proellex® decreased approximately $161,000 for the year ended 2011 as compared to 2010 due to the completion of the dose escalating study allowed by the FDA to demonstrate both safety and signals of efficacy in low oral doses of the drug. Payroll and benefits expenses increased for the year ended 2011 as compared to 2010 by $734,000 due to increased headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried R&D employees. Included in payroll and benefits expenses is a charge for non-cash stock based compensation of $540,000 for the year ended 2011 as compared to $241,000 in 2010. Additionally, operating and occupancy expenses increased $470,000 for the year ended 2011 as compared to 2010 due to increased costs related to the Company's patent portfolio and travel expenses.

General and administrative ("G&A") expenses increased 67% or approximately $1.5 million to $3.8 million for the year ended December 31, 2011 as compared to $2.3 million for the same period in the prior year. The increase in G&A expenses for 2011 as compared to 2010 is primarily due to an increase in non-cash stock based compensation in the amount of $1.4 million. Non-cash stock based compensation for 2011 includes a charge of $759,000 associated with 210,000 stock option awards issued under the 2011 Equity Incentive Plan, approved by the stockholders of the Company on June 1, 2011, which vested immediately upon stockholders' approval. Additionally, salaries increased for the year ended 2011 by $263,000 as compared to 2010 due to an increase in headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried employees other than Mr. Podolski, the Company's President and CEO, and Mr. Podolski's salary was revised to a 25% reduction on January 1, 2011. G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased for the year ended 2011 by approximately $211,000 as compared to 2010 due to a decrease in professional services.

Total revenues and other income decreased to $2,000 for the year ended December 31, 2011 as compared to $421,000 for the same period in the prior year. In 2010, the Company recognized $244,000 in other income related to grant revenue received from The Department of the Treasury for investment in a qualifying therapeutic discovery project under Section 48D of the Internal Revenue Code. Additionally, we recognized approximately $177,000 in non-cash other income from settlements with certain vendors in 2010.

As of December 31, 2011 the Company had 12,358,344 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs and have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues
Interest income	$ 1	$ --	$ 2	$ --
Other income	--	283	--	421
Total revenues	1	283	2	421

Expenses
Research and development	1,701	954	8,682	2,904
General and administrative	1,032	513	3,811	2,285
Total expenses	2,733	1,467	12,493	5,189

Net loss	$ (2,732)	$ (1,184)	$ (12,491)	$ (4,768)

Net loss per share - basic and diluted	$ (0.22)	$ (0.13)	$ (1.04)	$ (0.59)

Weighted average shares used in loss per share calculation:
Basic	12,320	8,930	11,961	8,057
Diluted	12,320	8,930	11,961	8,057

CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2011	December 31, 2010

Cash and cash equivalents	$ 4,565	$ 2,957
Other currents assets	99	328
Fixed assets (net)	15	7
Other assets (net)	1,385	1,173
Total assets	$ 6,064	$ 4,465
Accounts payable and accrued expenses	$ 1,398	$ 1,298
Stockholders' equity	4,666	3,167
Total liabilities and stockholders' equity	$ 6,064	$ 4,465
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447